Exhibit 10.1 –	Employment Agreement Between The First of Long Island Corporation and Michael N. Vittorio Dated January 3, 2005

[THE FIRST OF LONG ISLAND CORPORATION LETTERHEAD]

January 3, 2005

Mr. Michael N. Vittorio

Dear Mr. Vittorio:

        This letter employment agreement (the “Agreement”) supersedes and replaces your Employment Agreement dated July 1, 2004. The terms and conditions of your employment by The First of Long Island Corporation (“FLIC”) and its subsidiary, The First National Bank of Long Island (the “Bank”), are as follows:

1.	TERM; RENEWAL

           The Initial Term of the Agreement shall run from January 1, 2005 through and including December 31, 2007. If not terminated as described below, the term of the Agreement shall, on January 1 of each year (beginning January 1, 2006), automatically be extended for an additional year, resulting in a new three-year term (a “Renewal Term”), with such modifications hereto as the parties shall agree in writing; provided, however, that the Agreement shall not be so extended in the event that you or FLIC provide written notice of non-extension to the other party no later than sixty (60) days prior of the end of any calendar year. Notwithstanding the foregoing, FLIC may not provide such notice of non-extension during any period of time in which the Board of Directors of FLIC is actively negotiating a transaction, the consummation of which would constitute a Change of Control Event (as hereinafter defined).

2.	CAPACITY; DUTIES

           A.     You shall be employed in the capacity of President and Chief Executive Officer of FLIC and such other senior executive title or titles of FLIC or the Bank as may from time to time be determined by the Boards of Directors of the Bank and FLIC. You shall be proposed for election to the Board of Directors of FLIC at each annual meeting of shareholders at which you must stand for election in order to continue as a director and you shall be appointed by FLIC to serve as a director of the Bank during your tenure as an executive officer of the Bank.

           B.     You agree to devote your full time and attention and best efforts to the faithful and diligent performance of your duties to FLIC and the Bank, and you shall serve and further the best interests and enhance the reputation of FLIC and the Bank to the best of your ability. Nothing herein shall be construed as preventing you from serving as a member of the board of directors of any non-profit organization or, with the consent of the Board of Directors of FLIC, of any for-profit organization, in either case subject to and consistent with applicable laws. You shall also provide services to the Boards of Directors of the Bank and FLIC.

           C.     Your responsibilities and duties shall include the following:

                     (i)      You shall be the Chief Executive Officer of FLIC responsible for the operation and management of FLIC, the Bank and any other direct or indirect subsidiary of FLIC. All officers and other employees of FLIC, the Bank and any other direct or indirect subsidiary of FLIC, shall report or be ultimately responsible to you throughout the Term and any Renewal Term hereof. FLIC agrees that, without your express consent, it will not, and will not permit the Bank or any other direct or indirect subsidiary to appoint anyone to a position with responsibilities and authorities senior to those of you.

                     (ii)     You shall also serve on and chair, where you deem appropriate, the following committees of the Bank, FLIC, the Board of Directors of the Bank or the Board of Directors of FLIC:

          A.     Executive Committee;

          B.      Loan Committee;

          C.      Investment Management Division Committee;

          D.      Compliance Committee;

          E.      Such other committees as you shall determine, except auditing and examining committees.

3.	COMPENSATION

          As full compensation for your services, you shall receive the following from FLIC or, in the discretion of FLIC, it shall cause the following to be paid or provided to you by the Bank:

          A.      A Base Annual Salary, payable bi-weekly, of not less than Three Hundred Twenty Seven Thousand Five Hundred Dollars ($327,500.00); provided, however, that no later than January 15 of each year that this Agreement shall remain in effect, beginning in the year 2006, the Board of Directors of FLIC shall review your compensation, without any commitment, to determine whether to increase your Base Annual Salary hereunder. In the event that the Board of Directors of FLIC does, from time to time, increase your Base Annual Salary, the increased amount shall be your Base Annual Salary for all purposes of this Agreement, and such increased amount shall be the minimum amount payable hereunder.

          B.     The use of an appropriate new automobile furnished by the Bank.

          C.     Reimbursement for country club dues and for expenses incurred by you at the club that are necessary and proper in the conduct of the business of FLIC or the Bank.

          D.     Participation in the existing The First National Bank of Long Island Supplemental Executive Retirement Program.

          E.     A group term life insurance policy insuring your life, the beneficiary of which shall be designated by you, with a face amount of not less than two times the Base Annual Salary, provided that you meet the insurance company’s physical qualifications.

          F.     Such other benefits as are consistent with the personnel benefits provided by the Bank and FLIC to its officers and employees; provided, however, that your vacation shall be for a period of no less than five (5) weeks.

4.	TERMINATION PAYMENT.

          A.     Entitlement. FLIC shall make a payment to you, in the amount provided for in Paragraph “B” of this Section (the “Termination Payment”), in the event of, and within ten (10) days after, the occurrence of either of the following:

                     (i)     You resign your employment with the Bank for any reason within one hundred twenty (120) days after a Change of Control Event (as such term is hereinafter defined); or

                     (ii)     Your employment is terminated by the Bank, provided, however, that you shall not be entitled to receive such payment if such termination is due to gross and substantial dishonesty on your part. A resignation by you which follows any default by FLIC in complying with the provisions of this Agreement shall be deemed a termination of your employment by FLIC and shall thereby entitle you to receive the Termination Amount as provided hereunder.

          B.     Amount. Regardless of the length of the then remaining portion of the Initial Term or Renewal Term, as the case may be, the Termination Payment shall be equal to Three Hundred Per Cent (300%) of your then current Base Annual Salary in the event of termination of your employment pursuant to Section 4(A)(i) or your resignation pursuant to Section 4(A)(ii).

          C.     Limitation on Payment. In no event shall any amounts payable pursuant to this Section 4 which are deemed to be Parachute Payments (as hereinafter defined), when added to any other payments made to you or for your benefit which are deemed to be Parachute Payments, equal or exceed three (3) times your Base Amount (as hereinafter defined), and any amount payable under Paragraph B of this Section 4 shall be reduced by the smallest amount necessary to reduce the aggregate amount of all such payments to one dollar ($1.00) less than three (3) times such Base Amount.

          D.     Other Resignation. You will not be entitled to any payment in the event of your resignation, except to the extent provided in the foregoing Section 4(A)(i) and (ii).

          E.     Payor. FLIC may elect to discharge its obligation to make any or all of the foregoing payments by causing the Bank to do so.

5.	NO MITIGATION.

          All payments and benefits to which you are entitled under Section 4 shall be made and provided without offset, deduction or mitigation on account of income or benefits you may receive from other employment or otherwise.

6.	INELIGIBILITY FOR TERMINATION PAYMENT.

          Regardless of whether a Change of Control Event shall have occurred, you shall not be entitled to any Termination Payment in the event that your employment is terminated by reason of your death, normal retirement or disability.

7.	DEFINITIONS.

          A.     “Base Amount” shall mean the amount which is deemed to constitute your “base amount” pursuant to Section 280G of the Internal Revenue Code of 1986.

          B.      “Change of Control Event” shall mean the occurrence of any one of the following:

                     (i)      Continuing Outside Directors (as hereinafter defined) no longer constitute at least two-thirds (2/3) of Outside Directors (as hereinafter defined) of FLIC;

                     (ii)      There shall be consummated a merger or consolidation of FLIC, unless at least two-thirds (2/3) of Continuing Outside Directors are to continue to constitute at least two-thirds (2/3) of Continuing Directors;

                     (iii)      At least two-thirds (2/3) of Continuing Outside Directors determine that action taken by stockholders constitutes a Change of Control Event; or

                     (iv)      The Bank shall cease to be a wholly-owned subsidiary of FLIC.

          C.      “Continuing Outside Director” shall mean any individual who is not an employee of FLIC or the Bank and who (i) is a director of FLIC as of the date hereof, (ii) prior to election as a director is nominated by at least two-thirds (2/3) of the Continuing Outside Directors, or (iii) following election as a director is designated a Continuing Outside Director by at least two-thirds (2/3) of Continuing Outside Directors.

          D.     “Outside Director” shall mean an individual who is not an employee of FLIC or the Bank who is a director of FLIC.

8.	INSURANCE.

          8.1     In the event that you shall cease to be employed by the Bank under circumstances entitling you to receive a Termination Payment hereunder, FLIC shall, at no cost to you, continue to cover you under, or provide you with, family medical and dental coverage subsequent to the date of termination of your employment. Such coverage shall be continued for a period ending on the date which is thirty-six (36) months after the termination date and shall be no less favorable than your medical and dental coverage in effect on such termination date; provided, however, that if such termination date is subsequent to the occurrence of a Change of Control Event, the coverage to be provided hereunder shall be no less favorable than the coverage in effect immediately prior to the occurrence of such Change of Control Event.

          8.2    Notwithstanding the provisions of the foregoing Section 8.1, the obligation of FLIC to provide the medical and dental coverage described therein shall cease, as to each such policy and form of coverage, on the date when another employer makes available to you benefits which are substantially comparable to those described in such sections, regardless of whether the benefits made available by such employer require a contribution on your part.

9.	DEATH.

          In the event of your death subsequent to termination of your employment, all payments and benefits due you hereunder shall be paid to your designated beneficiary or beneficiaries or, if you have not designated a beneficiary or beneficiaries, to your estate.

10.	NON-SOLICITATION; CONFIDENTIALITY.

          10.l    In consideration of the agreement by FLIC to make a Termination Payment to you under the circumstances described in Section “4” hereof, and regardless of whether you shall actually become entitled to receive a Termination Payment, you agree that, for a period of two (2) years after the termination of your employment by FLIC, you will not (i) on behalf of any banking organization or lender doing business in New York City or in the Counties of Nassau or Suffolk, directly or indirectly solicit the business of any person or entity which shall be a customer of the Bank on the date of such termination or facilitate or assist in the development of any business relationship between any such banking organization or lender and any such customer or (ii) either directly or on behalf of any such banking organization or lender, employ, retain, or solicit the employment or retention of, any person who shall be an employee of the Bank on the date of such termination.

          10.2    You agree, without limitation as to time, to keep secret and retain in confidence all confidential matters of FLIC and the Bank, whether developed by FLIC, the Bank or you, including, without limitation, “know-how”, trade secrets, customer lists, pricing policies, and operational methods, and not to disclose them to anyone outside of FLIC or the Bank except in the course of performing your duties hereunder or with the express written consent of FLIC.

          10.3    If a court of competent jurisdiction determines that any covenant contained herein is unreasonable because of its term or territorial scope, or for any other reason, we agree that such court may reform the condition of such covenant so that it is reasonable under the circumstances and this covenant, as reformed, shall be enforceable.

11.	MISCELLANEOUS.

          11.1    Legal Expenses. FLIC shall pay all costs and expenses incurred by you or us, including attorneys’ fees and disbursements (at least monthly in the case of costs and expenses incurred by you), in connection with any legal proceedings (including, but not limited to, arbitration), whether or not instituted by you or us, relating to the interpretation or enforcement of any provision of this Agreement in connection with the termination of your employment. FLIC also agrees to pay prejudgment interest on any money judgment obtained by you as a result of such proceedings, calculated at the prime interest rate of the Bank as in effect from time to time from the date that payment should have been made to you hereunder. Notwithstanding the foregoing, in the event that any legal proceedings referred to above result in a final non-appealable determination that your employment was terminated because of gross and substantial dishonesty on your part, FLIC shall have no further obligation to you under this section and you shall refund to FLIC all amounts previously paid to you pursuant to this section.

          11.2    Binding Effect; Successors. This Agreement shall be binding upon, inure to the benefit of and be enforceable by you and us, your heirs and your and our respective legal representatives, successors and assigns. If FLIC shall be merged into or consolidated with another entity, the provisions hereof shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. We shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of FLIC, by agreement in form and substance satisfactory to you, to expressly assume and agree to perform hereunder in the same manner and to the same extent that we would be required to perform hereunder if no such succession had taken place. The provisions hereof shall continue to apply to each subsequent merger, consolidation or transfer of assets of such subsequent employer.

          11.3    Notices. Any notices required to be given under this Agreement shall, unless otherwise agreed to by you and us, be in writing and shall be sent by certified mail, return receipt requested, to FLIC at 10 Glen Head Road, Glen Head, New York 11545, Attention: Board of Directors, and to you at the home address which you have designated in writing; or at such other address as you or we may designate in writing, respectively.

          11.4    Waiver; Modification. No waiver or modification in whole or in part of this Agreement, or any term or condition hereof, shall be effective against any party unless in writing and duly signed by the party sought to be bound. Any waiver of any breach of any provision hereof or any right or power by any party on one occasion shall not be construed as a waiver of, or a bar to, the exercise of such right or power on any other occasion or as a waiver of any subsequent breach.

          11.5    Separability. Any provision of this Agreement which is unenforceable or invalid in any respect in any jurisdiction shall be ineffective in such jurisdiction to the extent that it is unenforceable or invalid without affecting the remaining provisions hereof, which shall continue in full force and effect. The enforceability or invalidity of a provision of the Agreement in one jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          11.6    Controlling Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed therein.

          If this Agreement is satisfactory to you, would you kindly indicate your acceptance by signing and returning the enclosed copy thereof to the Bank.

Very truly yours, THE FIRST OF LONG ISLAND CORPORATION By: /s/ J. Douglas Maxwell, Jr., Director —————————————————— J. Douglas Maxwell, Jr., Director

Accepted and agreed to as
of the 3rd day of January, 2005

/s/ Michael N. Vittorio
———————————
MICHAEL N. VITTORIO